Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3D (Nos. 333-153023 and 333-111905), Form S-3 (No. 333-136106) and Form S-8 (No. 333-176399) of Farmers National Banc Corp. of our report dated March 14, 2012 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Farmers National Banc Corp., which report appears in this Annual Report on Form 10-K of Farmers National Banc Corp for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Canfield, Ohio

March 14, 2012